Exhibit 99.1

Oaktree Specialty Lending Corporation Completes Merger with Oaktree Strategic Income Corporation

LOS ANGELES, CA, March 19, 2021 – Oaktree Specialty Lending Corporation (NASDAQ:OCSL) (“OCSL”) is pleased to announce the closing of the previously announced merger with Oaktree Strategic Income Corporation (“OCSI”), with OCSL as the surviving company. Based on December 31, 2020 financial information, the combined company has more than $2.2 billion of assets on a pro forma basis.

Armen Panossian, Chief Executive Officer and Chief Investment Officer of OCSL, said, “We are delighted to have completed this merger, which we believe represents an important step in our plan to further enhance shareholder value. With this combination, we gain greater scale, portfolio diversity and financial flexibility while maintaining our strategy to invest in opportunities that align with Oaktree’s value-driven investment style.”

In connection with the merger, former OCSI stockholders will receive 1.3371 shares of OCSL for each share of OCSI based on the final exchange ratio, subject to payment of cash in lieu of fractional shares. As a result of the merger, legacy OCSL stockholders and former OCSI stockholders own approximately 78.2% and 21.8%, respectively, of the combined company at closing.

In addition, in connection with the closing of the merger, and as previously announced, OCSL and Oaktree Fund Advisers, LLC (“Oaktree”) amended the existing investment advisory agreement to provide that Oaktree will waive $750,000 of base management fees payable to it under the Investment Advisory Agreement in each of the eight quarters immediately following the closing of the transaction (for an aggregate waiver of $6.0 million of base management fees).

Prior to the closing of the merger, OCSI’s Board of Directors determined that the amount of the previously announced contingent special distribution will be $0.10 per share, payable on or about today to OCSI stockholders of record as of March 17, 2021 who held their shares through today.

Keefe, Bruyette & Woods, a Stifel Company, served as financial advisor and Stradley Ronon Stevens & Young, LLP served as the legal counsel to the special committee of OCSL. Houlihan Lokey Capital, Inc. served as financial advisor and Dechert LLP served as the legal counsel to the special committee of OCSI. Proskauer Rose LLP served as the legal counsel to OCSL, OCSI and Oaktree.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. OCSL’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. OCSL is regulated as a business development company under the Investment Company Act of 1940, as amended, and is managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit OCSL’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of OCSL and distribution projections; business prospects of OCSL and the prospects of its portfolio companies; and the impact of the investments that OCSL expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment; (ii) risks associated with possible disruption in the operations of OCSL or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in OCSL’s operating areas, particularly with respect to business development companies or regulated investment companies; (v) general considerations associated with the COVID-19 pandemic; and (vi) other considerations that may be disclosed from time to time in OCSL’s publicly disseminated documents and filings. OCSL has based the forward-looking statements included in this press release on information available to it on the date of this press release, and OCSL assumes no obligation to update any such forward-looking statements. Although OCSL undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that OCSL may make directly to you or through reports that OCSL in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Michael Mosticchio

(212) 284-7869

mmosticchio@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com